EXECUTION COPY

                                    AGREEMENT

     AGREEMENT made this 7th day of February, 2006, by and among Sandell Asset Management Corp., 40 West 57th Street, New York, NY 10019 ("Sandell"), and Trian Fund Management, L.P., 280 Park Avenue, 41st Floor, New York, NY 10017 ("Trian"), with respect to H.J. Heinz Company, a Pennsylvania corporation (the "Company").

                                R E C I T A L S:
                                - - - - - - - -

     The Parties wish to enter into this Agreement to coordinate certain of their efforts with respect to: (i) the purchase of interests in the Company, whether through the purchase of debt or equity securities of the Company and/or options, swaps or other derivative securities or instruments relating to the Company (collectively, "Securities"); and (ii) the proposal of certain actions and/or transactions to the Company.

     The parties hereto agree as follows:

1.   PURCHASE AND SALE OF SECURITIES.

     (a) The parties represent and warrant that, as of the date hereof, none of them or any of their affiliates owns any Securities. The parties agree that, without Trian's prior approval, no investment funds, managed accounts and other investment vehicles managed or advised by them or their affiliates (with respect to Sandell, the "Sandell Funds", with respect to Trian, the "Trian Funds", and collectively, the "Funds") shall in the aggregate collectively beneficially own 5% or more of the Company's common stock.

     (b) All Securities acquired in accordance with this Agreement having an aggregate purchase price up to $660 million shall be allocated 70% to the Trian Funds and 30% to the Sandell Funds (such percentages, the "Pro Rata Percentages"). Any purchases in excess of $660 up to $860 million shall be allocated to the Sandell Funds. Any purchases in excess of $860 million shall be allocated to the Trian Funds and the Sandell Funds in accordance with the Pro Rata Percentages. Notwithstanding the foregoing, the Pro Rata Percentages shall automatically be adjusted to reflect the actual ratio of Securities owned by the parties. All sales of Securities shall be allocated in accordance with the Pro Rata Percentages. The parties understand and agree that Trian shall have final approval with respect to the timing, amounts and prices of purchases, sales and exercises of Securities, subject to prior discussion and consultation with Sandell. Unless otherwise agreed to by the parties, all purchases, sales and exercises of Securities shall be executed solely by either Trian's or Sandell's trading desk, subject to prior discussion and consultation between the parties. At the end of each trading day, purchased Securities or proceeds from sales of Securities shall be allocated to accounts designated by the parties in accordance with the Pro Rata Percentages, with each party responsible for its allocable portion of the purchase price of any purchased Securities.

2.   OTHER COORDINATED ACTIVITIES.

     (a) The parties understand and agree that Trian shall have final approval with respect to (i) whether to initiate any proxy contest involving the Company, and if so, all related matters including the manner and timing thereof and the nomination of individuals to serve as directors of the Company, (ii) the manner in which Securities held by the Funds are voted in connection with any matter submitted for a vote by shareholders of the Company, (iii) the manner, form, content and timing of any communications with the Company as well as any public disclosures, public statements or other third party communications relating to the Company, the Securities, this Agreement and the activities of the parties pursuant to this Agreement, including the making of any proposals regarding corporate transactions, and (iv) any decisions with respect to changing the intentions of the parties and the Funds from that previously disclosed in Item 4 of any Schedule 13D or any other regulatory filings filed by the parties and/or the Funds. Any of the foregoing actions shall be taken solely by Trian, but only after reasonable advance notice to, and a reasonable period of consultation with, Sandell. In addition, Sandell will be invited to participate in any pre-arranged meetings or teleconferences relating to the activities of the parties hereunder. Notwithstanding the foregoing, (x) Sandell shall have the right to approve in advance (such approval not to be unreasonably withheld) any disclosure proposed to be made with respect to Sandell or any of its affiliates in any public statements or regulatory filings and (y) if Sandell believes, after consultation with counsel, that it or any of its affiliates are required by applicable law to make any public announcement with respect to the Company, this Agreement and/or the activities of the parties pursuant hereto, it shall be entitled to make such disclosure provided that it gives Trian reasonable advance notice and a reasonable period of consultation before making any such disclosure.

     (b) In the event Trian or any of its affiliates makes an offer to purchase all of the outstanding common stock of the Company, Trian shall offer Sandell the opportunity to participate in such offer.

     (c) For value received, Sandell hereby appoints and constitutes Trian and/or its designees, with full power of substitution, during the term of this Agreement, as its proxy, including, without limitation, for the purpose of enforcing the provisions set forth in clause (a) above relating to the voting of Securities, in respect of all Securities now or hereafter owned by Sandell and/or the Sandell Funds, to the full extent of their rights with respect to such Securities. This proxy is coupled with an interest, is irrevocable and shall survive, and shall not be affected by, the subsequent bankruptcy or insolvency of Sandell or any of the Sandell Funds.

3.   EXPENSES; INDEMNIFICATION; CONTRIBUTION.

     (a) Except as otherwise set forth herein, Sandell shall pay 75% of all expenses incurred by the parties in furtherance of the activities engaged in by the parties pursuant to this Agreement

(collectively, "Expenses"). Notwithstanding the foregoing, all Expenses relating to Indemnifiable Litigation (as defined below), all filing fees required to be paid by the parties under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and commissions and other expenses incurred in connection with the purchase or sale of securities shall be borne by the parties in accordance with the Pro Rata Percentages. Each of the parties will promptly upon request reimburse the other party for their respective portion of any Expenses paid or advanced by such other party. Upon request, the party seeking reimbursement hereunder shall provide the other party with reasonable documentation evidencing its Expenses.

     (b) Each of the parties agrees to indemnify and hold harmless the other party and its affiliates in accordance with their respective Pro Rata Percentage from and against any and all expense, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in any settlement by a party hereto and approved in advance by the other, such approval not to be unreasonably withheld) actually incurred or suffered by such other party or any of its affiliates in connection with any threatened, pending or contemplated investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, "Indemnifiable Litigation"), to which such party or any of its affiliates is made a party or is threatened to be made a party by reason of any action or inaction taken or omitted in connection with this Agreement and the ownership of Securities. The parties shall jointly cooperate in the defense of any Indemnifiable Litigation. Notwithstanding any of the foregoing, no party or any of its affiliates shall be entitled to any indemnification hereunder for any such expense, liability or loss arising out of such person's fraud, willful misconduct, gross negligence, bad faith or violation of federal or state securities laws.

     (c) In the event that a party's or its affiliates' right to indemnification as provided above is for any reason not available or insufficient to hold such party or its affiliates harmless to the extent provided herein, each of the parties agrees to contribute to the aggregate expense, liability or loss (including legal or other expenses reasonably incurred in connection with investigating or defending the same) involved in proportion to their respective Pro Rata Percentage ("Contribution Expense"). Each of the parties agrees that it would not be just and equitable if contribution were determined by any other method of allocation. Notwithstanding the foregoing, a party or its affiliates shall not be entitled to contribution for any Contribution Expense arising out of such party's or its affiliates' fraud, willful misconduct, gross negligence, bad faith or violation of federal or state securities laws.

4.   REGULATORY REPORTING.

     In the event that any transaction entered into pursuant to this Agreement gives rise to any requirement that a party hereto and/or any of its affiliates file any schedule or report pursuant to the Securities Exchange Act of 1934, as amended (excluding filings on Form 13F), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other federal, state or regulatory requirement, such person(s) shall, subject to the provisions of this Section 4, make the required filings within the time period required. If any such schedule or report may be filed jointly by the parties and/or their respective affiliates, the parties shall file jointly. Trian shall prepare and timely file all such joint filings; PROVIDED that the content thereof relating to Sandell or any of its affiliates shall be reasonably satisfactory to Sandell, who shall be given the opportunity to review and comment on each such filing a reasonable period of time before such filing is made. In the event that either party or any of its affiliates is required after the date hereof to file a Schedule 13F that includes the name of the Company and, at the time of any such filing, the parties have not publicly announced their investment in the Company, then the filing party or parties shall use its or their reasonable best efforts to seek confidential treatment with respect to the name of the Company for purposes of such filing. Each party will cooperate with the other, including by providing all necessary information, in order to facilitate the timely and accurate filing of all joint and individual filings. In the case of any joint filings, the parties shall share all costs and expenses associated with such filings in accordance with the Pro Rata Percentages. Except as otherwise set forth herein, all costs and expenses associated with individual filings shall be borne by the filing party.

5.   TERMINATION.

     This Agreement shall terminate at the conclusion of the next annual meeting of the Company's shareholders (including any adjoumments or postponements thereof); PROVIDED, HOWEVER, that the provisions set forth in Section 3 hereof and the governing law provisions set forth in Section 6(a) hereof shall survive any termination of this Agreement.

6.   MISCELLANEOUS.

     (a) The terms and provisions of this Agreement may not be amended, waived or modified except by a writing signed by all of the parties hereto. Notwithstanding the foregoing, Trian may at any time amend this Agreement solely to join additional parties reasonably acceptable to Sandell, provided that any such additional parties shall be subject to the same terms as Sandell and the parties mutually agree to revised Pro Rata Percentages. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement may be executed in counterparts. This Agreement, together with the Confidentiality Agreement dated February 5, 2006 between the parties hereto, represents the entire agreement between the parties hereto, and supersedes all prior agreements, arrangements or understandings, with respect to the subject matter hereof.

     (b) Each party represents and warrants that neither it nor any of its Funds are in possession of any material non-public information regarding the Company, whether received from the Company or any third party, and that in no event shall a party make available to the other party any such information that it may in the future obtain unless expressly authorized by such other party to do so.

     IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the day and year first above written.

TRIAN FUND MANAGEMENT, L.P.              SANDELL ASSET MANAGEMENT CORP.
By: Trian Fund Management GP, LLC,
    its General Partner


By:  /s/ Edward P. Garden                By:  /s/ Thomas Sandell
    ----------------------------------       ----------------------------------
    Edward P. Garden                         Thomas Sandell
    Member                                   CEO